EXHIBIT 99.1

Steiner Leisure Limited Announces First Quarter 2011 Financial Results

NASSAU, The Bahamas, April 27, 2011 (GLOBE NEWSWIRE) -- Steiner Leisure Limited (Nasdaq:STNR) today announced financial results for the first quarter ended March 31, 2011.

Steiner Leisure's revenues for the first quarter ended March 31, 2011 increased 15.1% to $168.0 million from $146.0 million during the comparable quarter in 2010. Net income for the first quarter ended March 31, 2011, was $13.6 million compared with $9.7 million for the same quarter in 2010.

Earnings per share for the first quarter ended March 31, 2011 was $0.90 per share, compared with $0.64 per share for the comparable quarter in 2010. The earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include shipboard and land-based spas and salons.  We provide our services on 152 cruise ships and 69 land-based spas.  Our land-based spas include resort spas, urban hotel spas and day spas and are operated under our Elemis(r), Mandara(r), Chavana(r), Bliss(r) and Remede(r) brands.  In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the Company.  Our cruise line and land-based resort customers include Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Harrah's Entertainment, Hilton Hotels, Holland America Line, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Norwegian Cruise Line, Planet Hollywood, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Westin Hotels and Resorts. Our award-winning Elemis, Bliss and Remède brands are used and sold in our cruise ship and/or land-based spas and are also distributed worldwide to exclusive hotels, salons, health clubs, department stores and destination spas.  Our products are also available at www.timetospa.com and www.blissworld.com.

Steiner Leisure also owns and operates five post secondary schools (comprised of a total of 17 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; and Groton, Newington and Westport, Connecticut. Offering degree and non-degree programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, April 28, 2011. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "33146". The call is available for replay from Thursday, April 28, 2011 (approximately 3 hours after the call takes place) through Thursday, May 5, 2011 at approximately 5:00 pm (ET). You may reach it by dialing (203) 369-0174 for both domestic and international calls.

SELECTED FINANCIAL DATA
($ and shares in thousands, except per share data)
(Unaudited)
	First Quarter Ended March 31,
	2011	2010
Revenues:
Services	$ 113,029	$ 97,831
Products	54,970	48,140
Total revenues	167,999	145,971

Cost of Sales:
Cost of services	91,247	79,560
Cost of products	38,478	31,119
Total cost of sales	129,725	110,679
Gross profit	38,274	35,292

Operating Expenses:
Administrative	7,807	10,130
Salary and payroll taxes	14,086	13,177
Total operating expenses	21,893	23,307
Income from operations	16,381	11,985

Other Income (Expense):
Interest expense	(1,076)	(905)
Other income	27	31
Total other income (expense)	(1,049)	(874)

Income before provision for income taxes	15,332	11,111

Provision for income taxes	1,703	1,454

Net income	$ 13,629	$ 9,657
Income per share:
Basic	$ 0.91	$ 0.65
Diluted	$ 0.90	$ 0.64

Weighted average shares outstanding:
Basic	14,977	14,751
Diluted	15,181	15,019

	STATISTICS

	First Quarter Ended
	March 31,
	2011	2010

Average number of ships served[1]:	148	123
Spa	113	101
Non-Spa	35	22

Average total number of staff on ships served:	2,539	2,099
Spa	2,258	1,924
Non-Spa	281	175

Revenue per staff per day[2]:	$ 416	$ 421
Spa	$ 432	$ 434
Non-Spa	$ 287	$ 282

Average weekly revenues:	$ 49,806	$ 50,303
Spa	$ 60,294	$ 57,654
Non-Spa	$ 16,024	$ 15,922

Average number of land-based spas served[3]	68	67

Average weekly land-based spas revenues	$ 30,615	$ 29,427

Total schools revenues	$ 17,411,000	$ 16,956,000

Total wholesale and retail product revenues	$ 28,846,000	$ 24,280,000
____________

[1] Average number of ships served reflects the fact that during the periods ships were in and out of service and, accordingly, the number of ships served during the periods varied.
[2] Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.
[3] Average number of land-based day spas operated, and reflects the fact that during the period spas were opened and closed and, accordingly, the number of spas served during the period varied.
CONTACT: Leonard I. Fluxman, President and Chief Executive Officer
         (305) 358-9002, ext. 215